Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

Amendment, dated as of June 1, 2018 (this “Amendment”), by and between Vanda Pharmaceuticals Inc. (the “Company”) and American Stock Transfer and Trust Company, as duly appointed rights agent (the “Rights Agent”) to the Rights Agreement, dated as of September 25, 2008 (the “Rights Agreement”), by and between the Company and the Rights Agent.

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to June 1, 2018; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, on June 1, 2018, the Board of Directors of the Company approved an amendment to the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.    The definition of “Final Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on June 1, 2018 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2.    Exhibits A, B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts negotiated, made and to be performed entirely therein.

5.    The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect until the Final Expiration Date.

6.    This Amendment shall be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.    This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.    By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos
Name:	Mihael H. Polymeropoulos
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY as Rights Agent

By:	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President